Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, MN 55110-5101 USA	Heather Bacigalupo Global Communications +1 651 236 5134 heather.bacigalupo@hbfuller.com Steven Brazones Investor Relations +1 651 236 5060 steven.brazones@hbfuller.com

NEWS	For Immediate Release	NOVEMBER 29, 2022

H.B. Fuller Elects Charles Lauber to Board of Directors

Versatile Financial Executive to Support Company’s Profitable Growth Strategy

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that Charles (Chuck) T. Lauber was elected as an independent member to its board of directors, effective January 23, 2023. He has been appointed to serve on the audit committee and compensation committee of the board.

Lauber is the executive vice president and chief financial officer of A. O. Smith Corporation, a global leader in water heating solutions. “I am pleased to welcome Chuck to the H.B. Fuller board of directors,” said Lee Mitau, chairman, H.B. Fuller board of directors. “He is an experienced financial leader who has been able to improve profitability while successfully navigating a series of unprecedented challenges. He will bring valuable financial insight as well as a multi-faceted business perspective that will enable us to achieve our growth and profitability goals.”

Lauber was named executive vice president and chief financial officer of A. O. Smith Corporation in 2019. As chief financial officer, Lauber is responsible for all financial functions of the company, including treasury, controllership, cash management and investor relations. He also is actively involved in modernizing A. O. Smith’s operational capabilities and ESG (environmental, social and governance) strategy. Lauber has been integral to the company’s performance for over two decades, having served in financial leadership, operations strategy, and corporate development roles. A versatile executive, Chuck has driven the company’s growth through M&A and was vital to A. O. Smith’s successful expansion in the global water markets, including China and India. As CFO, he has led the charge to increase profit margins and enhance investor confidence, resulting in record earnings. Before joining A. O. Smith, Lauber held a number of auditing and management positions with Ernst & Young from 1984 to 1999.

Exhibit 99.1

“Chuck is a highly strategic financial and M&A expert with a proven track record of delivering sound financial strategy,” said Jim Owens, H.B. Fuller president and chief executive officer. “His experience in market development along with his ability to successfully integrate business functions and drive aggressive global M&A strategy make him a tremendous asset as we continue to deliver on our growth goals.”

“I am really impressed with H.B. Fuller, particularly from a financial standpoint”, said Lauber. “The team’s ability to consistently drive growth over the past few years during an historically challenging economic period is remarkable. I look forward to sharing my experience in leading business strategy for complex global operations to add value to H.B. Fuller’s continued success.”

Lauber also serves as a board of director for the National Association of Manufacturers. He holds an MBA from the Kellogg School of Management at Northwestern University, and his BS in accounting from the University of Wisconsin at Whitewater.

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About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation and sustainable adhesive solutions brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive.

https://www.hbfuller.com/.